                                      Exhibit 99.1

News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:	Immediately
Date:	May 3, 2012
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the First Quarter Ended March 31, 2012

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the first quarter ended March 31, 2012.

Operating Results for the Three Months Ended March 31, 2012

For the three months ended March 31, 2012, net income allocable to our common shareholders was $125.3 million or $0.73 per diluted common share, compared to $148.1 million or $0.87 per diluted common share for the same period in 2011, representing a decrease of $22.8 million or $0.14 per diluted common share.  This decrease is due to (i) a $30.1 million reduction in income allocated to common shareholders, in connection with applying EITF D-42 to our redemptions of preferred shares and our pro rata share of PS Business Parks, Inc.’s (“PSB”) preferred equity redemptions and (ii) a $19.1 million decline in foreign currency exchange gain, offset partially by (iii) improved property operations.

Revenues for the Same Store Facilities (see table below) increased 4.8% or $17.4 million in the quarter ended March 31, 2012 as compared to the same period in 2011, primarily due to a 0.6% increase in average occupancy and a 4.1% increase in realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 1.9% or $2.4 million in the quarter ended March 31, 2012 as compared to the same period in 2011.  Net operating income for our Same Store Facilities increased 6.3% or $15.0 million in the quarter ended March 31, 2012 as compared to the same period in 2011.

Funds from Operations

For the three months ended March 31, 2012, funds from operations (“FFO”) was $1.35 per diluted common share as compared to $1.48 for the same period in 2011, representing a decrease of $0.13.

For the three months ended March 31, 2012, FFO was impacted by a foreign currency exchange gain of $12.2 million (compared to $31.3 million for the same period in 2011) and a $27.1 million charge in applying EITF D-42 to our and PSB’s redemptions of preferred shares (compared to a $3.0 million gain for the same period in 2011).

The following table provides a summary of the per-share impact of the items noted above (unaudited):

	Three Months Ended March 31,
	2012	2011	Percentage Change

FFO per diluted common share prior to adjustments for the following items	$1.44	$1.28	12.5%

Foreign currency exchange gain	0.07	0.18
Application of EITF D-42 to the redemption of our securities and our equity share from PSB	(0.16)	0.02

FFO per diluted common share, as reported	$1.35	$1.48	(8.8)%

FFO is a term defined by the National Association of Real Estate Investment Trusts.  It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a real estate investment trust (“REIT”), because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations.

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that are stabilized and owned since January 1, 2010 and therefore provide meaningful comparisons for 2011 and 2012.  The Same Store pool increased from 1,931 facilities at December 31, 2011 to 1,941 facilities at March 31, 2012. The following table summarizes the historical operating results of these 1,941 facilities (122.5 million net rentable square feet) that represent approximately 94% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2012.

Selected Operating Data for the Same Store Facilities (1,941 Facilities) (unaudited):	Three Months Ended March 31,
	2012	2011	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$364,128	$347,754	4.7%
Late charges and administrative fees collected	19,800	18,743	5.6%
Total revenues (a)	383,928	366,497	4.8%

Cost of operations:
Property taxes	43,058	41,382	4.1%
On-site property manager payroll	25,928	25,773	0.6%
Repairs and maintenance	12,025	10,765	11.7%
Utilities	9,424	10,101	(6.7)%
Media advertising	3,145	4,046	(22.3)%
Other advertising and selling expense	7,360	7,818	(5.9)%
Other direct property costs (b)	9,084	9,143	(0.6)%
Supervisory payroll (c)	8,934	8,360	6.9%
Allocated overhead (d)	11,724	10,907	7.5%
Total cost of operations (a)	130,682	128,295	1.9%

Net operating income (e)	$253,246	$238,202	6.3%

Gross margin	66.0%	65.0%	1.5%
Weighted average for the period:
Square foot occupancy (f)	90.3%	89.8%	0.6%
Realized annual rent per occupied square foot (g) (i)	$13.17	$12.65	4.1%
REVPAF (h) (i)	$11.89	$11.36	4.7%

Weighted average at March 31:
Square foot occupancy	90.8%	90.6%	0.2%
In place annual rent per occupied square foot (j)	$13.96	$13.42	4.0%
Total net rentable square feet (in thousands)	122,464	122,464	-

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.

(b)
Other direct property costs include administrative expenses that are solely attributable to the self-storage facilities, such as property insurance, office expenses incurred at the property and by supervisory personnel, telephone and data communication lines at the properties, business license costs and bank charges related to handling the properties’ cash deposits.

(c)	Supervisory payroll expense represents compensation paid to the management which directly and indirectly supervises the on-site property managers.

(d)
Allocated overhead represents administrative expenses for shared general corporate functions, which are allocated to self-storage property operations to the extent their efforts are devoted to self-storage operations. Such functions include data processing, human resources, operational accounting and finance, information technology, marketing and costs of senior executives (other than the Chief Executive Officer and Chief Financial Officer, whose compensation is allocated to general and administrative expense).

(e)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.  See attached reconciliation of Same Store NOI to our net income.

(f)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(g)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts, which reduce rental income from the contractual amounts due.

(h)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  REVPAF takes into consideration promotional discounts that reduce rental income from the contractual amounts due.

(i)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue.

(j)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2012	$383,928
2011	$366,497	$375,543	$393,819	$386,196	$1,522,055

Total cost of operations (in 000’s):
2012	$130,682
2011	$128,295	$122,776	$121,338	$104,632	$477,041

Property taxes (in 000’s):
2012	$43,058
2011	$41,382	$40,264	$39,550	$26,063	$147,259

Repairs and maintenance (in 000’s):
2012	$12,025
2011	$10,765	$10,993	$10,960	$12,519	$45,237

Media advertising (in 000’s):
2012	$3,145
2011	$4,046	$3,360	$2,144	$992	$10,542

REVPAF:
2012	$11.89
2011	$11.36	$11.64	$12.16	$11.96	$11.78

Weighted average realized annual rent per occupied square foot for the period:
2012	$13.17
2011	$12.65	$12.61	$13.19	$13.26	$12.92

Weighted average square foot occupancy levels for the period:
2012	90.3%
2011	89.8%	92.3%	92.2%	90.2%	91.2%

Investing Activities

During the three months ended March 31, 2012, we completed the acquisition of six self-storage properties (532,000 net rentable square feet), located in California, Florida (two), Massachusetts, New Jersey and Pennsylvania, for approximately $42 million in cash.

In addition, during March 2012, we acquired the remaining interests we did not own in three consolidated partnerships for approximately $19.9 million in cash, plus the assumption of their share of existing debt totaling $4.8 million.

As of May 3, 2012, we were under contract, subject to contingencies, to acquire four additional self-storage facilities, two in California and one each in Florida and New York (316,000 aggregate net rentable square feet) for an aggregate of approximately $46 million in cash.

Capital Activities

On March 21, 2012, we entered into a new credit facility, which replaced our existing facility. This facility provides for borrowings up to $300 million and expires on March 21, 2017.  We have no borrowings against this facility at March 31, 2012 or as of May 3, 2012.

On January 12, 2012, we issued $460.0 million of our 5.90% Series S Preferred Shares and on March 13, 2012, we issued $462.5 million of our 5.75% Series T Preferred Shares. The net proceeds from these issuances were used, in part, to fund the redemptions of higher rate preferred securities, as follows:

•	On February 9, 2012, redeemed $206.7 million of our 6.75% Series L Preferred Shares.

•	On February 21, 2012, redeemed $141.3 million of our 6.75% Series E Preferred Shares.

•	On March 19, 2012, redeemed $8.8 million of our 6.85% Series Y Preferred Shares.

•	On April 11, 2012, redeemed $476.6 million of our 6.625% Series M Preferred Shares.

In addition, we expect to redeem our 7.0% Series N Preferred Shares on July 2, 2012 for $172.5 million.  In connection with this redemption, we expect to incur approximately $5.4 million of EITF D-42 charges during the quarter ending June 30, 2012.

Distributions Declared

On May 3, 2012, our Board of Trustees declared a regular common quarterly dividend of $1.10 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on June 28, 2012 to shareholders of record as of June 13, 2012.

First Quarter Conference Call

A conference call is scheduled for Friday, May 4, 2012 at 10:00 a.m. (PDT) to discuss the first quarter ended March 31, 2012 earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 70705313).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through May 11, 2012 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 70705313.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a fully integrated, self-administered and self-managed REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At March 31, 2012, the Company had interests in 2,064 self-storage facilities located in 38 states with approximately 131 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 27.2 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at March 31, 2012.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Form 10-Q for the period ended March 31, 2012 expected to be filed on or before May 10, 2012, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE
SELECTED INCOME STATEMENT DATA
(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(Amounts in thousands, except for per share data)
Revenues:
Self-storage rental income	$407,688	$385,008
Ancillary operations	29,276	26,915
Interest and other income	5,655	7,768
	442,619	419,691
Expenses:
Cost of operations:
Self-storage facilities	138,974	135,327
Ancillary operations	9,518	8,914
Depreciation and amortization	86,938	88,511
General and administrative	16,405	14,235
Interest expense	5,334	6,984
	257,169	253,971
Income from continuing operations before equity in earnings of unconsolidated real estate entities, foreign currency exchange gain and gain on disposition of real estate investments	185,450	165,720
Equity in earnings of unconsolidated real estate entities (a)	9,115	13,716
Foreign currency exchange gain	12,157	31,252
Gain on disposition of real estate investments	-	198
Income from continuing operations	206,722	210,886
Discontinued operations	-	(318)
Net income	206,722	210,568
Net income allocable to noncontrolling equity interests	(870)	(4,460)
Net income allocable to Public Storage shareholders	$205,852	$206,108
Allocation of net income to Public Storage shareholders:
Preferred shareholders, based upon distributions paid	$55,095	$57,617
Preferred shareholders, based on redemptions	24,900	-
Restricted share units	514	432
Common shareholders	125,343	148,059
	$205,852	$206,108
Per common share:
Net income per share – Basic	$0.74	$0.87
Net income per share – Diluted	$0.73	$0.87
Weighted average common shares – Basic	170,309	169,315
Weighted average common shares – Diluted	171,415	170,382

(a)
Equity in earnings of unconsolidated real estate entities for the three months ended March 31, 2012 includes a $2.2 million charge as compared to a $3.0 million gain during the same period for 2011 due to the application of EITF D-42 to PSB’s preferred equity redemptions.

PUBLIC STORAGE
SELECTED BALANCE SHEET DATA

	March 31, 2012 (unaudited)	December 31, 2011
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$620,079	$139,008
Operating real estate facilities:
Land and buildings, at cost	10,832,176	10,777,576
Accumulated depreciation	(3,483,067)	(3,398,379)
	7,349,109	7,379,197

Investment in unconsolidated real estate entities	723,528	714,627
Goodwill and other intangible assets, net	211,278	209,833
Loans receivable from unconsolidated real estate entities	414,833	402,693
Other assets	87,485	87,204
Total assets	$9,406,312	$8,932,562
LIABILITIES AND EQUITY
Notes payable	$372,979	$398,314
Preferred shares called for redemption	476,634	-
Accrued and other liabilities	212,766	210,966
Total liabilities	1,062,379	609,280

Redeemable noncontrolling interests in subsidiaries	-	12,355

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 128,018 shares issued (in series) and outstanding (475,000 at December 31, 2011), at liquidation preference	3,200,450	3,111,271
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 170,449,508 shares issued and outstanding (170,238,805 at December 31, 2011)	17,045	17,024
Paid-in capital	5,413,151	5,442,506
Accumulated deficit	(296,969)	(259,578)
Accumulated other comprehensive loss	(11,950)	(23,014)
Total Public Storage shareholders’ equity	8,321,727	8,288,209
Equity of permanent noncontrolling interests in subsidiaries	22,206	22,718
Total equity	8,343,933	8,310,927
Total liabilities and equity	$9,406,312	$8,932,562

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents the 163 facilities that are currently wholly-owned by Shurgard Europe, and have been operated by Shurgard Europe at a stabilized occupancy level since January 1, 2010 and therefore provide meaningful comparisons for 2011 and 2012.  We account for our investment in Shurgard Europe under the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the 163 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2010 (unaudited):	Three Months Ended March 31,
	2012	2011	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates (a))
Revenues (including late fees and administrative fees)	$47,433	$47,443	-

Cost of operations (excluding depreciation and amortization expenses)	20,733	20,895	(0.8)%

Net operating income	$26,700	$26,548	0.6%

Gross margin	56.3%	56.0%	0.5%
Weighted average for the period:
Square foot occupancy (b)	83.8%	84.6%	(0.9)%
Realized annual rent per occupied square foot (c) (d)	$25.66	$25.36	1.2%
REVPAF (d) (e)	$21.51	$21.46	0.2%

Weighted average at March 31:
Square foot occupancy	83.8%	84.5%	(0.8)%
In place annual rent per occupied square foot (f)	$28.74	$28.18	2.0%
Total net rentable square feet (in thousands)	8,677	8,677	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.310	1.310	-
Actual historical exchange rates	1.310	1.366	(4.1)%

(a)
In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three months ended March 31, 2011 have been restated using the actual exchange rate for the three months ended March 31, 2012.

(b)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(c)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts, which reduce rental income from the contractual amounts due.

(d)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue.

(e)
REVPAF represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  REVPAF takes into consideration promotional discounts that reduce rental income from the contractual amounts due.

(f)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations
(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(Amounts in thousands, except per share data)
Computation of Funds from Operations (“FFO”) allocable to Common Shares:
Net Income	$206,722	$210,568
Add back – depreciation and amortization	86,938	88,511
Add back – depreciation from unconsolidated real estate investments	19,741	16,788
Add back – depreciation and amortization included in Discontinued Operations	-	42
Eliminate – gain on sale of real estate investments	-	(198)
Eliminate – loss on disposition of real estate included in Discontinued Operations	-	253
FFO allocable to our equity holders	313,401	315,964
Less allocation to noncontrolling equity interests in subsidiaries	(1,718)	(4,929)
FFO allocable to Public Storage shareholders	311,683	311,035
Less allocations of FFO to:
Preferred shareholders, based upon distributions paid	(55,095)	(57,617)
Preferred shareholders, based on redemptions	(24,900)	-
Restricted share unitholders	(923)	(728)
FFO allocable to Common Shares	$230,765	$252,690
FFO per common share:
Weighted average common shares - Diluted	171,415	170,382
FFO per diluted common share	$1.35	$1.48

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds Available for Distribution (Unaudited)

	Three Months Ended March 31,
	2012	2011
	(Amounts in thousands)
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to Common Shares	$230,765	$252,690
Add back: Non-cash share-based compensation expense	5,305	5,070
Eliminate: Non-cash foreign currency exchange gain	(12,157)	(31,252)
Eliminate: Non-cash allocations of FFO pursuant to redemptions of equity, including our equity share from PSB	27,085	(3,017)
Less: Capital improvements to real estate facilities	(14,278)	(11,874)

Funds available for distribution (“FAD”) (a)	$236,720	$211,617

Distribution to common shareholders (b)	$187,407	$135,507

Distribution payout ratio (a)	79.2%	64.0%

(a)
Funds available for distribution (“FAD”) represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders or holders of the Equity Shares, Series A, less (iv) capital improvements to maintain our facilities and (v) elimination of any gain or loss on foreign currency exchange.  The distribution payout ratio is computed by dividing the distribution paid by FAD.  FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(b)	Common shareholders received dividends of $1.10 per common share for the three months ended March 31, 2012, as compared to $0.80 per common share for the same period in 2011.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Net Operating Income to
Consolidated Data of the Company
(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(Amounts in thousands)
Revenues for:
Same Store Facilities	$383,928	$366,497
Non Same Store Facilities (a)	23,760	18,511

Self-storage revenues	407,688	385,008

Self-storage cost of operations for:
Same Store Facilities	130,682	128,295
Non Same Store Facilities (a)	8,292	7,032

Self-storage cost of operations	138,974	135,327
Net operating income for:
Same Store Facilities	253,246	238,202
Non Same Store Facilities (a)	15,468	11,479

Net operating income	268,714	249,681
Ancillary revenues	29,276	26,915
Interest and other income	5,655	7,768
Ancillary cost of operations	(9,518)	(8,914)
Depreciation and amortization	(86,938)	(88,511)
General and administrative expense	(16,405)	(14,235)
Interest expense	(5,334)	(6,984)
Equity in earnings of unconsolidated real estate entities	9,115	13,716
Foreign currency exchange gain	12,157	31,252
Gain on disposition of real estate investments	-	198
Discontinued operations	-	(318)
Net income	$206,722	$210,568

(a)
We consolidate the operating results of 107 additional self-storage facilities that are not Same Store Facilities. Included in the tables above for the three months ended March 31, 2012, are $138,000 in revenues and $49,000 in cost of operations, for the six self-storage facilities that we acquired in the three months ended March 31, 2012.